Exhibit 99.1


                             DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

                           Denbury Resources Announces
              Texas Pacific Group Sale of 8,000,000 Denbury Shares


News Release
Released at 7:30 AM CDT

     DALLAS - December 19, 2003 - Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced the sale by affiliates of the Texas Pacific Group ("TPG"), of 8.0 million shares of Denbury common stock they own, which will reduce TPG's ownership of Denbury from approximately 32% to 17%. Closing is expected to occur on or about December 24, 2003. Denbury will not receive any of the proceeds from the sale of Denbury shares by TPG. This offering will not affect the number of Denbury shares issued and outstanding.

     CIBC World Markets Corp. will serve as underwriter for the offering. When available, copies of the prospectus supplement and accompanying prospectus may be obtained from CIBC World Markets Corp. at CIBC, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, holds key operating acreage onshore Louisiana and has a growing presence in the offshore Gulf of Mexico areas.


                        For further information contact:


         Gareth Roberts, President and CEO, 972-673-2000
         Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com